EXHIBIT 10.10


1.0     DEFINITIONS

Agreement means this Dealer Agreement, Bulletin(s), applicable Statement(s) of Limited Warranty and notices.

Authorized Location means any of your locations approved by Lexmark in writing for the purposes of your performance under the Agreement.

End User means an unaffiliated party who acquires the Products from you for its own use and not for remarketing.

PLA Programs means licensed programs which Lexmark designates as subject to the Lexmark Program License Agreement (PLA).

Products means machines, licensed programs, and other items you can market under the Agreement.

2.0     CONTRACT PERIOD

The Agreement has a single 12 month contract period which commences on the first day of the month following Lexmark's receipt of a signed Agreement, provided it is accepted by Lexmark. The Agreement can be renewed by the parties for subsequent single 12 month contract periods. Unless Lexmark notifies you otherwise, the renewal of the Agreement shall automatically occur unless either party notifies the other of its desire not to renew at least 90 days prior to the contract period expiration date. Either party can elect not to renew the Agreement with or without cause.

3.0     RELATIONSHIP OF THE PARTIES

As an independent contractor, you are not Lexmark's legal representative, franchisee, or agent for any purpose.

You will not make any warranties or representations on Lexmark's behalf other than those specified in the Agreement. You will not assume or create any obligations on Lexmark's behalf except as specified in the Agreement.

You will market Products to End Users at such prices and terms and conditions as you determine. Such terms and conditions must not be in conflict with your obligations in the Agreement.

Lexmark reserves the right to market anywhere, including your geographic area, products which are the same as or similar to the Products under the Agreement either directly or through other remarketers.

You reserve the right to market products which are similar or competitive to the Products under the Agreement.



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Lexmark may establish annual sales performance objectives for the Products which you are approved to market.

Lexmark may conduct reviews to evaluate your performance and compliance with the provisions of the Agreement.

No information will be given or received in confidence by either party unless it is covered by a separate written agreement.

4.0     MARKETING TO END USERS

The Products you market under the Agreement require your high quality individualized pre-sale and post-sale support. This support is necessary to achieve and maintain high End User satisfaction. Your ability to provide this support is a key reason Lexmark selected you as an authorized dealer. You, therefore, will market Products only to End Users. You agree not to market Products to other remarketers, except as agreed to by Lexmark.

Furthermore, in order to ensure End User satisfaction for certain Products, there must be at least one pre-sale face-to-face meeting between you and your prospective End User. Current products requiring such face-to-face meeting are printers and the Personal Typing System.

5.0     DEALER RESPONSIBILITIES

You agree to:

1) ensure the Product marketed to the End User is appropriate for the End User's requirements;

2) ensure that the End User is satisfied with all your Product marketing activities, including Product explanation, demonstration, and ongoing support;

3) maintain an End User record for each unit of the Product sold or licensed. End User records are not required for Supplies. An End User record will include the name and address of the End User, the date of the sale or license, the Product Type/Model sold or licensed, and the Product's serial number, if applicable. You must retain the End User record for five years after the date of sale or license. You must assist Lexmark, upon Lexmark's request, in tracing a Product to an End User to distribute Product information or locate a Product for safety reasons;

4) furnish a sales receipt to the End User upon delivery of the Product indicating the date of sale or license and the serial number, if any, of the Product sold or licensed. You must retain a copy of that sales receipt for one year from the date of sale or license. You must indicate on the sales receipt for the Product any non-Lexmark alterations made to the Product;

5)      report your sales performance and inventory as requested by Lexmark;


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6)      install each Product as specified by Lexmark;

7) receive, place in inventory, market, perform warranty service for, and support Products only at your Authorized Location or at your End User's location unless Lexmark specifies otherwise; reference only your Authorized Location in your marketing materials or advertising;

8)      advertise Products designated as Supplies prominently in your catalogue;

9) maintain a sufficient inventory of Products to satisfy reasonably foreseeable End User demand;

10) provide floor space and related facilities at your Authorized Location(s) to display and demonstrate the Products;

11) maintain a required number of trained management, sales, support and service personnel;

12)     report promptly to Lexmark all suspected and actual Product problems;

13)     provide a product business plan as required by Lexmark;

14) notify Lexmark of any discrepancies between the Lexmark shipping manifest and the Product received;

15) maintain good financial standing and provide financial information and evidence of financial security upon request;

16) allow Lexmark or its appointed auditor to audit, during normal business hours, the above required records and receipts.

6.0     ORDERS AND CANCELLATIONS

Lexmark will describe specific ordering procedures and forecast requirements, if any, in writing.

Lexmark will fill your orders for Products and meet your request for shipment dates subject to the Product's availability and consistent with Lexmark's production and supply schedules.

You may cancel an order for any Product which Lexmark has not shipped to you. Lexmark may charge you a Cancellation Charge of 2% of the cancelled Product's Dealer price. However, you will not be liable for a Cancellation Charge if Lexmark has postponed shipment of the Product for more than 15 days from its estimated shipment date, and you have cancelled your order for the Product before the Product's shipment. Product ordered and cancelled the same day will not be assessed a cancellation charge.

Lexmark will charge you a Handling Charge of 5% if you refuse to accept a Product you ordered. You must prepay all transportation charges for return of the Product to Lexmark.


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7.0     PRICES

Lexmark will specify its Dealer prices in notices and an electronic file. Dealer prices are F.O.B. destination, unless Lexmark specifies otherwise. Lexmark may change its Dealer prices at any time.

A Dealer price increase for a Product is effective on the date specified. However, a Dealer price increase will not apply to a Product for which Lexmark has received an order prior to the day the increase is effective, provided Lexmark accepts such order.

A Dealer price decrease is effective on the date specified and will apply to Products shipped on or after the effective date of the decrease.

A single unit price reflects the prices for single units of Product acquired by End Users directly from Lexmark. A suggested retail price may also be established by Lexmark. Both are subject to change without notice. These prices are for informational purposes only and shall not limit in any way your ability to set your own prices, charges and terms and conditions for Products.

Lexmark may specify any additional fees and allowances in notices. Lexmark may change the fees and allowances at any time. Such changes will become effective on the date Lexmark specifies.

Printers

Price schedules are based on a single order, with a single shipment to a single location:

        Schedule I -    Invoice value under $3,000
        Schedule II -   Invoice value of at least $3,000 and printers can be
                        ordered in any quantities
        Schedule III -  Invoice value of at least $25,000, and printers must be ordered in full pallet quantities

Printer features may not be included to meet invoice values.

Typewriters

Price schedules for typewriters are based on a single order, with a single shipment to a single location.

        Schedule I -    Invoice value under $7,000
        Schedule II -   Invoice value of at least $7,000 and less than $30,000
        Schedule III -  Invoice value of at least $30,000

All typewriter models and IBM Personal Typing Systems may be aggregated for purposes of determining invoice value.



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Features and Personal Typing System Printers may not be included for purposes of determining invoice value.

Supplies

Dealer Prices and minimum order quantities are set forth in notices. Each order for supplies for shipment to a single Authorized Location must be for an amount of at least $500.

8.0     PAYMENT

You agree to pay Lexmark upon your receipt of an invoice. If you fail to pay, Lexmark may:

        1)     impose a finance charge on the balance due; and
        2)     exercise many of its rights provided in the Agreement or by law;

9.0     PRICE REDUCTION CREDIT

If Lexmark announces a Dealer price decrease for a Product, you may be eligible to receive a price reduction credit.

Printers and Typewriters

The price reduction credit equals the credit amount per Product, as specified by Lexmark, multiplied by your existing inventory and Product in transit on the effective date.

In order to qualify for a price reduction credit, you must:

        1) provide a report of your inventory of the Product in a format and time frame specified by Lexmark;
        2)     have provided such report for at least the two prior months;
        3) provide access, during normal business hours, to allow Lexmark to audit applicable records and inventory.

Printer and Typewriter Features and Supplies

The price reduction credit for features and supplies equals the credit amount per item, as specified by Lexmark, multiplied by the quantity shipped directly from Lexmark to you (minus returns from you) in the prior two months.

10.0    INVENTORY ADJUSTMENTS

During a contract period, you may return for credit selected Products which you obtained directly from Lexmark. Lexmark will specify which Products are returnable in notices or an electronic file.



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Upon receipt and acceptance of a returned Product. Lexmark will issue you a
Product credit as determined by Lexmark. You may use such credit only against sums then or thereafter due Lexmark.

You must return all Products to Lexmark, transportation prepaid, in the original shipping containers which must not have been opened, damaged, marked or labeled. The Products must be in marketable condition as determined by Lexmark.

Any prior passage to you of title to Products will be deemed void from its inception when the returned Products are accepted by Lexmark. You warrant and represent that the returned Products are free of any outstanding liens, security interests or other third party encumbrances.

Lexmark may charge a Handling Charge of 5% multiplied by the Dealer price for any returned Product.

You may return these Products only once a month and you must accompany each shipment of returned Products with a "Returns Authorization Form."

For Products being withdrawn from marketing, guidelines or limitations on returns may be contained in the withdrawal notice.

Printers and Typewriters

The maximum number of units of a Product you may return in a given month is equal to the number of units of inventory of such Product you reported for the previous month.

Printer and Typewriter Features

The maximum number of features you may return is equal to the number of features shipped to you by Lexmark in the immediately preceding six months less any returns during that period.

Supplies

Only two return shipments of supplies are allowed per contract period. The maximum quantity of supplies you may return is equal to the quantity shipped to you by Lexmark in the immediately preceding nine months less any returns during that period.

11.0  WARRANTIES

Lexmark will include the applicable Statement of Limited Warranty with machines shipped. Lexmark will provide you a copy of the Statement of Limited Warranty which you are to provide to your End User at the time of sale. Lexmark may revise a Statement of Limited Warranty.

The warranty period will start on the day the End User purchases the Product. You will advise the End User of this start date.



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12.0  WARRANTY SERVICE

The Service Support Guide is incorporated in the Agreement by reference.

You will:
        1) provide warranty service under the terms of the applicable Statement of Limited Warranty and in accordance with the Service Support Guide;
        2)     validate all warranty claims presented to you; and
        3) maintain the capability to provide warranty service according to the requirements and procedures specified in the Service
               Support Guide.

Lexmark will:
        1) provide, at no fee, either service training in a Lexmark designated classroom or self-education materials for the number of service personnel required;
        2)     provide, as part of service training, selected service materials;
        3) make available to you, for a fee, a) service training for additional service personnel, and b) additional service materials; and
        4) honor your valid claims for warranty reimbursement for labor (when applicable) and/or credits for parts or exchange of parts as specified in the Service Support Guide.

13.0  MAINTENANCE PARTS

Lexmark or IBM will sell you maintenance parts only for providing warranty and maintenance service or for sale to End Users for the sole purpose of maintaining their machines.

14.0  LICENSED PROGRAMS

Licensed programs may be made available, as determined by Lexmark, to you to market under the provisions of the Agreement and the PLA or a third party agreement.

You agree to ensure that your End User understands and agrees to the PLA.

You agree to accept return of a PLA program, provided it is in its original, unopened package, and refund the money paid by an End User who does not wish to be bound by the PLA. If the PLA permits the return of a PLA program with an accompanying specified Product, you agree to accept the return of the PLA program with the other Product for refund.

15.0  SECURITY INTEREST

Lexmark reserves a purchase money security interest in each Product, in your proceeds from the sale of each Product, and in your accounts receivable for such Product. This interest will be satisfied by payment in full.

You agree to sign an appropriate document to permit us to perfect Lexmark's purchase money security interest.


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16.0  TITLE AND RISK OF LOSS

Title passes to you for each machine on its date of shipment from Lexmark. Title for each copy of a PLA program remains in Lexmark.

Lexmark relieves you of responsibility for all risk of loss of, or damage to, a machine during the period it is in transit from Lexmark up to its initial delivery to you.

17.0  TAXES

You agree to pay amounts equal to any taxes resulting from the Agreement or any activities under the Agreement. Such taxes do not include taxes based on Lexmark's net income. You are responsible to bear any personal property taxes assessable on Products on or after delivery to the carrier at the Lexmark ship-from location.

You agree to provide Lexmark with a valid Reseller Exemption Certificate for each taxing jurisdiction to which Products acquired by you for resale will be shipped by Lexmark under the Agreement. If such Certificate(s) is not provided to Lexmark prior to shipment, Lexmark will charge, and you will be required to pay, all applicable state and local taxes.

You agree to notify Lexmark promptly of the revocation or modification of any Reseller Exemption Certificate so provided. You further agree to indemnify and hold Lexmark harmless from any claims and assessments against Lexmark resulting from a refusal by a taxing jurisdiction to recognize any of your Reseller Exemption Certificates.

18.0  STATUS CHANGE

To maintain your authorization, you must request Lexmark approval in writing if you anticipate a:

        1)     sale of your enterprise;
        2)     transfer of your equity ownership;
        3)     significant change in your management;
        4) merger or acquisition of your enterprise or Authorized Location with or by any other entity;
        5)     legal name change of your enterprise;
        6)     relocation of an Authorized Location; or
        7)     closing of an Authorized Location.

19.0  TRADEMARKS AND TRADE NAMES

You may refer to yourself under the Agreement as a Lexmark Authorized Dealer:
        1)     solely in connection with Products;
        2)     only during the contract period; and
        3)     only within the United States and Puerto Rico.



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Except as provided for in this Section, Lexmark does not grant you the right to use trademarks or trade names. Lexmark grants you the limited permission to use the trademark "Lexmark" or "IBM" solely to identify the Products acquired from Lexmark under the Agreement. You may use the trademarks "Lexmark" or "IBM" only within the Untied States and Puerto Rico.

At Lexmark's request, you will provide to Lexmark for review and written approval, promotional, advertising and other materials that:

        1) use a Lexmark, International Business Machines Corporation (IBM) or third party trademark or trade name; or
        2)     refer to you as a "Lexmark Authorized Dealer".

Lexmark will supply advertising guidelines in writing. At Lexmark's request, you agree to change any materials or use of materials which Lexmark determines to be inaccurate, objectionable, misleading or a misuse of Lexmark or IBM trademarks. You will pay the expenses for such change.

The permission granted relative to the Lexmark or IBM trademarks will terminate with the termination or expiration of the Agreement. In such event, for the affected Products, you will immediately:

        1) cease referring to yourself as a "Lexmark Authorized Dealer" or other such term that includes the name of the Products, as applicable;
        2) cease referring to yourself as approved by Lexmark to provide warranty services; and
        3) return to Lexmark or destroy all materials under your control employing such trademarks.

You may retain materials with Lexmark or IBM trademarks which are required to fulfill your warranty service or support obligations on affected Products. You will return these materials to Lexmark or destroy them upon completion of such obligations.

You recognize Lexmark's ownership and title to its trademarks and the goodwill attaching to them. You also recognize IBM's ownership and title to its trademarks and the goodwill attaching to them. You agree that any goodwill which accrues because of your use of the trademarks "Lexmark" or "IBM" will become Lexmark's or IBM's property, respectively. You agree not to contest Lexmark or IBM trademarks or trade names. You agree not to use, employ or attempt to register any trademarks or trade names which are confusingly similar to Lexmark or IBM trademarks or trade names. IBM may revoke immediately, without prior notice, any permission to use IBM trademarks granted to you under the Agreement if IBM determines that you are misusing such IBM trademarks or if you place any IBM trademark on any product in violation of any law or IBM's legal rights.

20.0  PATENTS AND COPYRIGHTS

Lexmark will, at its expense, defend you against any claim that any machine acquired under the Agreement infringes a patent or copyright in the United States or Puerto Rico. Lexmark will pay all costs, damages and attorney's fees that a court finally awards as a result of such claim. To qualify for such defense and payment, you must 1) give Lexmark prompt written notice of any


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such claim, and 2) allow Lexmark to control, and fully cooperate with Lexmark in, the defense and all related settlement negotiations.

You agree that if a machine in your inventory, or the operation of a machine while in your inventory, becomes, or Lexmark believes is likely to become, the subject of such a claim, you will permit Lexmark, at its option and expense, either to secure the right for you to continue using the machine or to replace or modify it so that it becomes noninfringing. However, if neither of the foregoing alternatives is available on terms which are reasonable in Lexmark's judgment, you will return the machine upon Lexmark's written request. Lexmark will grant you a credit equal to the price paid by you to Lexmark for the returned machine. However, Lexmark may, for selected machines, grant you a credit equal to such price depreciated. The depreciation shall be an equal amount per year over the life of the machines as Lexmark establishes. Lexmark shall have no obligation with respect to any such claim based upon any non-Lexmark modification of machines or their combination, operation or use with apparatus, data or programs not furnished by Lexmark.

This Section states Lexmark's entire obligation to you for machines regarding infringement or the like.

21.0  LIMITATION OF REMEDIES

Lexmark's entire liability and your exclusive remedy for any claims are as this Section provides.

Lexmark is not liable for any damages caused by performance or nonperformance of machines or programming located outside the United States and Puerto Rico. In no event will Lexmark be liable for any damages caused by your failure to perform your responsibilities.

Lexmark's entire liability and your exclusive remedy for actual damages from your use of PLA programs are as set forth in the PLA.

Lexmark assumes no liability regarding any claim or action caused by, or directly related to, a non-Lexmark product.

In no event will Lexmark be liable for any lost profits, lost savings, incidental damages, or other consequential damages, even if Lexmark has been advised of the possibility of such damages. Lexmark will not be liable for any damages claimed by you based on any third party claim.

For any claim for any cause whatsoever, other than those provided for in Section
20.0 and the first paragraph of Section 22.0. Lexmark's liability for actual damages will be limited to $100,000.

22.0  INDEMNIFICATION

Lexmark will indemnify and hold you harmless from all claims, including reasonable attorney's fees, (but not including lost profits, lost savings, incidental damages, or other consequential


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damages), for bodily injury or damage to real property or tangible personal property arising from any acts or omissions for which Lexmark is legally liable.

You will indemnify and hold Lexmark harmless from all claims, including reasonable attorney's fees, by any party resulting directly or indirectly from any acts or omissions by you.

23.0  TERMINATION

Either party may terminate the Agreement, with or without cause. Lexmark will provide three month written notice to you of such termination, except as otherwise provided in this Section. You must provide one month written notice to Lexmark.

In the event that Lexmark gives you such notice for cause, Lexmark may provide you with an opportunity to cure deficiencies. In such event, Lexmark will establish a reasonable time, not to exceed three months, in which you must remedy such deficiencies.

In addition, Lexmark considers certain actions so serious and inconsistent with your obligations as a Dealer as to warrant immediate termination. Such breaches will include, but not be limited to, situations in which 1) you made material misrepresentations to Lexmark in your application to become a Dealer, at any later time through oral or written statements, or by submission of any false or fraudulent documentation or claim to Lexmark, or 2) you marketed products to other than an End User.

In the event of termination of the Agreement by you or Lexmark, all monies due Lexmark will immediately become due and payable.

If you or Lexmark elects to terminate the Agreement, Lexmark may repurchase some or all of the Products in your inventory at a price determined by Lexmark. In such event, return shipping charges will be paid by you. Products returned must be in the original shipping containers, which must not have been opened, damaged, marked or labeled.

A termination of the Agreement may also be only a partial termination of, for example, an Authorized Location, an eligible Product family, a part of a marketing coverage area, or an Aggregator relationship.

24.0  GENERAL

Lexmark's waiver of any instance of your noncompliance with the Agreement will not be deemed a waiver of any future noncompliance.

You may not assign the Agreement or any of its rights or duties without Lexmark's prior written consent.

Lexmark is not responsible for failure to fulfill its obligations under the Agreement due to causes beyond its control.



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The Agreement will not be supplemented or modified by any course of dealing or trade usage. Variance from or addition to the terms and conditions of the Agreement in any purchase order or other written notification from you will be of no effect.

The provisions of the Agreement which by their nature extend beyond the termination or expiration of the Agreement will survive and remain in effect until all obligations are satisfied.

Each party agrees to pay the other's reasonable attorney's fees and costs of litigation if the party, for any cause whatsoever, brings suit against the other party and the other party is finally adjudicated not to have liability.

Neither you nor Lexmark will bring an action, regardless of form, arising out of the Agreement more than two years after the cause of action has arisen. In the case of an action for non-payment, the action may not be brought more than two years from the date the last payment was due.

The laws of the State of New York will govern the Agreement.

25.0  DEALER SPECIFIC INFORMATION

Aggregator Relationships

The provisions of this Section apply to you only if you have been approved in this Section to receive Products from an Aggregator. Lexmark will indicate its approval of you to receive Products from an Aggregator by naming the Aggregator in this Section.

The term "Aggregator" means a business entity, typically a franchisor, which has been approved by Lexmark under a written agreement, to order and receive Products from Lexmark for redistribution to the Aggregator's members of franchisees. Lexmark must approve such members or franchisees as Dealers.

You may elect to obtain Products through your Aggregator. For such products, you waive your rights and Lexmark waives your responsibilities under the following item and Sections of the Agreement.

            5.0        DEALER RESPONSIBILITIES - item (14);
            6.0        ORDERS AND CANCELLATIONS;
            7.0        PRICES;
            8.0        PAYMENT;
            9.0        PRICE REDUCTION CREDIT;
           10.0        INVENTORY AND ADJUSTMENTS; and
           17.0        TAXES.

Title to machines, shipped to you by your Aggregator, passes from Lexmark directly to you upon shipment from your Aggregator.



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Lexmark does not have responsibility for risk of loss of, or damage to, Products shipped to you by your Aggregator.

Machines your Aggregator ships to you will be identified by serial number. Therefore, in addition to the record and audit requirements described in Section
5.0 of the Agreement, you agree that you will maintain a record of each such machine by serial number. You agree that you will maintain that record for 12 months following your receipt of the machine. You must provide such records to Lexmark upon request. In addition, you hereby authorize your Aggregator to release information to Lexmark regarding machines shipped to you.

For products you order directly from Lexmark, the waivers described in the third paragraph of this section will not apply.

Name and location of your Aggregator:

                       N/A







Eligible Products

You are approved to market the following Product families, as specified with a "YES" or identified portions. Specific Products are listed in notices and an electronic file. Specific certification may also be required for certain Products.

     Supplies         Typewriters           Printers          Other (as listed)
     --------         -----------           --------          -----------------
       YES               NO                    NO                      NO

Minimum Renewal Criteria

Lexmark may establish Minimum Renewal Criteria (MRC) for a contract period for some or all Products. The MRC designates the minimum level of sales performance expected of you.

        Product                                    Minimum Renewal Criteria
        ------                                     ------------------------

SUPPLIES                                          $100,000
- -----------------------------                     ---------------------------




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Marketing Coverage Area

Your approved marketing coverage area(s), listed by Authorized Location, by county and state is:

        N/A


Authorized Locations

All Authorized Locations must be approved in writing by Lexmark and listed below or on an attachment to this Agreement. Any change in the location or any significant change in the characteristics of your Authorized Locations must be approved by Lexmark.

        SEE ATTACHED LISTING